Exhibit 10.87

HEADS OF EMPLOYMENT AGREEMENT

David M. Anderson*

•	Employer: TTEC Services Corporation (“TTEC”)
•	Role: Executive Vice President, TTEC Digital Consulting
•	Compensation:
o	Base Salary:$400,000 per annum, payable bi-monthly.
o	Sign-on Bonus:$200,000, payable within two weeks of employment.
o

Variable Incentive Pay (VIP):  Eligible for cash bonus of up to 100% of Base Salary, with 40% of the payout based on TTEC’s company-wide annual performance targets and 60% of the payout based on TTEC Digital Consulting (CSS) business segment’s annual performance targets, as set by the CEO and approved by the Compensation Committee of the Board; no guaranteed minimum; opportunity to exceed the 100% of Base Salary VIP target, if the company and business unit over perform against agreed business performance goals.

o

New Hire Equity Grant: Fair market equity grant in restricted stock units (known as “RSUs”) equal in value to $400,000, as of close of market on the date of the grant; vested over five years with 40% of the New Hire Equity Grant occurring on the 2nd anniversary of the start of employment, and subsequent vesting of 20% of the New Hire Equity Grant occurring on the 3rd, 4th, and 5th anniversary of start of employment.

o

Equity Incentive Pay: Eligible for equity bonus of up to 100% of Base Salary, granted in RSUs, with the payout based on TTEC’s company-wide annual performance targets, TTEC Digital Consulting (CSS) business segment’s annual performance targets, and individual performance goals as set by the CEO and approved by the Compensation Committee of the Board; no guaranteed minimum. This Equity grant vests over four years, in 25% increments.

•	Severance: On involuntary separation without cause, and subject to standard releases, eligible for severance pay equal to six months of then-current Base Salary.
•	Restrictive Covenants:
o	Non-Disclosure and Non-Disparagement. Mr. Anderson is subject to customary non-disclosure and non-disparagement undertakings.
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Non-Compete: Mr. Anderson’s employment is subject to customary non-compete undertakings limited to one year from the TTEC separation date (regardless of reasons for separation) and covering his scope of responsibilities (TTEC Digital Consulting business) around the globe.

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Employee Non-Solicit. For a period of one year after separation of employment from TTEC (regardless of the reason for separation), Mr. Anderson may not solicit TTEC employees to leave TTEC or to join any other company; nor can he hire or cause others to hire TTEC employees during this restriction period.

o

Client Non-Solicit. For a period of one year after separation of employment from TTEC (regardless of the reason for separation), Mr. Anderson cannot interfere with TTEC’s client relationships nor can he solicit or cause others to solicit TTEC clients to award business to Mr. Anderson or Mr. Anderson’s employer.  Because of Mr. Anderson’s executive role, the client non-solicitation restrictions are broad to include TTEC clients and potential clients (those whom TTEC served or marketed to during Mr. Anderson’s term of employment).

•	Term and Termination: Employment at will started on April 16, 2018. Each party can terminate without notice.

(*)  Mr. Anderson’s employment and compensation arrangements with the company are documented via ordinary course offer letter and incentive plan documents that apply to his employment; he does not have a formal employment agreement with the company.  Hence, for purposes of this disclosure, the terms of Mr. Anderson’s employment are presented in these ‘heads of agreement’ format.